Exhibit 10.3

THIS IS A BALLOON NOTE AND THE FINAL PRINCIPAL PAYMENT OR THE PRINCIPAL BALANCE DUE UPON MATURITY IS $202,872.78 ON AUGUST 19, 2022, TOGETHER WITH ACCURED INTEREST, IF ANY, AND ALL ADVANCEMENTS MADE BY THE LENDER UNDER THE TERMS OF THIS NOTE.

PROMISSORY NOTE

$206,390.40	Naples, Florida
February 21, 2021

FOR VALUE RECEIVED, DUSTIN MICHAEL CRUM (the “Borrower”), promises to pay to IMPACT BIOMEDICAL, INC., a Nevada corporation or to order (the “Lender”), in the manner hereinafter specified, the principal sum of TWO HUNDRED AND SIX THOUSAND THREE HUNDRED NINETY AND 40/100 DOLLARS ($206,390.40) (the “Loan”), and Borrower further promises to pay to Lender interest on the principal amount evidenced hereby from time to time outstanding at the fixed rate of Six and One-Half Percent (6.5%) per annum amortized over a thirty (30) year period.

1.	PAYMENT. The Borrower agrees to make payments as follows: Borrower shall make monthly payments of One Thousand Three Hundred and Four and 53/100ths Dollars ($1,304.53) on the twenty-first day of each month beginning on March 19, 2021, and continuing each month thereafter until August 19, 2022, the “Maturity Date,” at which time all accrued interest and the entire remaining principal shall be due and payable in full.

2.	SECURITY. This Note is secured by a certain Real Property Mortgage of even date herewith (the “Mortgage”) encumbering certain real property situated in Collier County, Florida (the “Property”), which Mortgage is incorporated herein by reference.

3.	PREPAYMENT. The Borrower shall have the privilege of prepaying this Note, in part or in full, at any time; provided, however, that Lender shall be entitled to retain any pre-paid interest notwithstanding such prepayment by Borrower.

4.	LEGAL INTEREST RATE. All terms, conditions and agreements herein are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement or the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the Lender hereof for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable laws. If, from any circumstances whatsoever, fulfillment of any provision hereof shall result in an unlawful interest rate as determined by a court of competent jurisdiction, then the obligation to be fulfilled shall be reduced to the highest rate allowed by law, and if under any circumstances the Lender hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applies to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

5.	ACCELERATION IN EVENT OF DEFAULT. If default in the payment of any of the sums or interest mentioned herein, or in said Mortgage, or in the performance of any of the agreements contained herein or in said Mortgage, or in the performance of the agreements contained herein or in said Mortgage, then the entire principal sum and accrued interest shall, at the option of the Lender, become at once due and collectible upon five (5) days written notice from Lender for a monetary default and ten (10) days written notice from Lender for a non-monetary default, time being of the essence; and said principal sum and accrued interest shall both bear interest from such time until paid at the “Default Rate” shall mean the highest rate permitted by appropriate law.

6.	SEVERABILITY. The parties hereto intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provisions, provision, or portion of any provision in this Note is found by a court of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, or administrative or judicial decision, or public policy, and if such court would declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written then it is the intent of all parties hereto that such portion, provision or provisions shall be given force and effect to the fullest possible extent that they are legal, valid and enforceable, and that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were severable and not contained therein, and that the rights obligations and interest of the Borrower and the Lender hereof under the remainder of this Note shall continue in full force and effect.

7.	WAIVERS, ATTORNEYS FEES AND COSTS. Each person liable hereon whether borrower or endorser, hereby waives presentment, protest, notice (except notice of default as provided herein), notice of protest and notice of dishonor and agrees to pay all costs, including a reasonable attorney’s fee, whether suit be brought or not, and in the event of appeal, if, after maturity of this Note or default hereunder, counsel shall be employed to collect this Note.

8.	RENEWAL. The taking of a renewal note without the signature of any Borrower or endorser liable on this Note shall not be deemed a payment or discharge of this obligation and the liability created hereunder shall continue until this Note is paid in full.

9.	LATE PAYMENT. Borrower shall pay to the Lender a late charge of five-percent (5%) of any payment which is not paid within five days (5) after due.

10.	JOINT AND SEVERAL LIABILITY. All the parties executing this Note or otherwise becoming liable for the debt and obligations evidenced herein shall be, jointly and severability, obligated hereunder and in furtherance agree that no release, compromise, indulgence, extension, renewal, nonexercise of right or remedy, suit or collection effort, whether against one, some or all of such liable parties shall release, reduce or effect in any way the liability or indebtedness of any other such liable party.

11.	SETOFF. Borrower shall have no rights of setoff.

12.	TERMINOLOGY. Whenever used herein, the terms “Borrower” and “Lender” shall be construed in the singular or plural as context may require or admit.

13.	APPLICABLE LAW. This Note is to be construed according to the laws of the State of Florida, exclusive of choice of law rules.

14.	CAPTIONS. Captions and headings in this Note are for convenience only and shall not be relied upon in construing the meaning of this Note or any of its provisions.

15.	NO SUBORDINATE FINANCING. Borrower shall not enter into any subsequent loan agreement which is secured by the property described in the Mortgage.

16.	INVESTMENT PURPOSE. Borrower represents that the loan is for investment purposes, the property will not be used for residential or homestead purposes of the Borrower, the Borrower does not intend to reside on the property to secure this Note, and that Borrower is a non-consumer buyer of the property to secure this Note.

THIS IS A BALLOON NOTE AND THE FINAL PRINCIPAL PAYMENT OR THE PRINCIPAL BALANCE DUE UPON MATURITY IS $202,872.78 ON AUGUST 19, 2022, TOGETHER WITH ACCURED INTEREST, IF ANY, AND ALL ADVANCEMENTS MADE BY THE LENDER UNDER THE TERMS OF THIS NOTE.

BORROWER

Dustin Michael Crum

By:
Dustin Michael Crum

Address of Borrower:
40904 Tamiami Trail East
Ochopee, Florida 34141